Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2012 RESULTS

62% Increase in Year-over-Year 1Q Product Revenue

27% Increase in Year-over-Year 1Q XIFAXAN® Prescriptions on a Milligram Basis

36% Increase in Year-over-Year 1Q APRISO® Prescriptions

Completed Placement of $690 Million of Senior Convertible Notes

Initiated XIFAXAN Retreatment Trial for Irritable Bowel Syndrome

with Diarrhea

RALEIGH, NC, May 7, 2012 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the first quarter ended March 31, 2012 and other business updates.

Total product revenue was $171.1 million for the first quarter of 2012, a 62% increase compared to $105.9 million for the first quarter of 2011. XIFAXAN® revenue for the first quarter of 2012 was $112.9 million, a 40% increase compared to $80.7 million for the first quarter of 2011. APRISO® revenue for the first quarter of 2012 was $15.1 million, a 44% increase compared to $10.5 million for the first quarter of 2011. The revenue contribution of newly-introduced products - RELISTOR®, SOLESTA® and DEFLUX®- contributed to the 62% increase in year-over-year total product revenue for the first quarter of 2012 compared to the first quarter of 2011.

Total cost of products sold was $34.2 million for the first quarter of 2012 compared to $18.6 million for the first quarter of 2011. Gross margin on total product revenue was

80.0% for the first quarter of 2012 compared to 82.4% for the first quarter of 2011. Research and development expenses were $26.7 million for the first quarter of 2012 compared to $31.0 million for the prior year period. Selling, general and administrative expenses were $60.4 million for the first quarter of 2012 compared to $46.7 million for the prior year period. The Company reported GAAP net income of $10.0 million, or $0.15 per share, fully diluted, for the first quarter of 2012.

Net income on a non-GAAP basis, excluding the loss on extinguishment of debt and non-cash adjustments related to the repurchase of a portion of our 2028 Notes in March 2012, the difference between income taxes paid and income taxes expensed, and non-cash depreciation, amortization, stock-based compensation and convertible debt interest expense, was $44.7 million, or $0.67 per share, fully diluted, for the three-month period ended March 31, 2012. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures is provided in the accompanying financial table.

Cash and cash equivalents were $665.9 million as of March 31, 2012

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “XIFAXAN 550 mg continued to perform well during the first quarter of 2012. During the quarter our XIFAXAN prescription business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated impressive growth, on a milligram basis, of 27% compared to the first quarter of 2011. APRISO also demonstrated strong prescription year-over-year growth of 36% for the first quarter of 2012 compared to the first quarter of 2011.

“We are revising our estimate of 2012 financial guidance to reflect the effect of the March 16, 2012 placement of $690 million of convertible senior notes. Additionally, our estimate of 2012 adjusted net income includes adjustments relating to the impact of the following non-cash items: loss on extinguishment of debt, depreciation, amortization, stock-based compensation, convertible debt discount amortization and the difference between income taxes paid and income taxes expensed.

2012 Guidance

(In millions except per share data)

	2012 GAAP Guidance	2012 Adjustments	2012 As Adjusted
Revenues:
Net product revenues	$735		$735

Costs and Expenses:
Cost of products sold	145		145
Amortization of product rights and intangible assets	42	(42)	—
Research and development	140	(5)	135
Selling, general and administrative	269	(18)	251

Total costs and expenses	596	(65)	531

Income from operations	139	65	204
Loss on extinguishment of debt	(14)	14	—
Interest expense	(57)	37	(20)
Interest and other income	12	(9)	3

Income before income tax	80	107	187
Income tax expense	38	(17)	21

Net Income	$42	$124	$166

Income per share, basic	$0.72	$2.14	$2.86

Income per share, diluted	$0.66	$1.94	$2.59

Shares used in computing net income per share, basic	58	58	58

Shares used in computing net income per share, diluted	64	64	64

“The current annualized run rates, based on dollarizing the March 2012 prescription data for XIFAXAN, our bowel cleansing products, APRISO, RELISTOR (U.S.), and our ‘other products’, are approximately $442 million, $104 million, $71 million, $28 million, and $44 million, respectively. Based on the full year 2012 guidance provided above, for the second quarter of 2012 we anticipate total Company product revenue should be approximately $180 million and adjusted net income should be approximately $32 million, or $0.51 per share, fully diluted, on the non-GAAP basis described above.”

Carolyn Logan, President and Chief Executive Officer, stated, “XIFAXAN continues to grow sequentially, with prescriptions, on a milligram basis, increasing 5.4% for the first quarter of 2012 compared to the fourth quarter of 2011. APRISO also continued to exceed the Company’s expectations during the quarter. APRISO prescriptions increased 6.3% during the first quarter of 2012 compared to the fourth quarter of 2011. RELISTOR prescriptions increased 22.3% during the first quarter of 2012 compared to the fourth quarter of 2011.

“Salix continued to execute its plan and to progress in the commercial and product development arenas during the first quarter of 2012. A commercial milestone for the period was the March launch of SOLESTA® and DEFLUX® by the Salix sales force. SOLESTA is a first-in-class, biocompatible tissue bulking agent for the treatment of fecal incontinence. Fecal incontinence is estimated to affect approximately 15% of people in the United States over the age of 50 and is the leading reason for admission to assisted living facilities in the United States. In December 2011 the Company submitted an application to the Centers for Medicare and Medicaid Services (CMS) to secure a Healthcare Common Procedure Coding, or HCPC code, for reimbursement purposes for SOLESTA. DEFLUX is the only FDA-approved alternative to major ureteral reimplantation surgery for the treatment of children with vesicoureteral reflux (VUR) grades II-IV. VUR is a malformation of the urinary bladder that can result in severe infections of the kidneys and irreversible kidney damage.

“On February 3, 2012 the FDA granted marketing approval for GIAZO (balsalazide disodium) tablets, 1.1 gm for the treatment of mildly to moderately active ulcerative colitis in male patients 18 years of age and older. The availability of GIAZO will provide an additional aminosalicylate-based option for treating ulcerative colitis.

“During the first quarter we continued to broaden, strengthen and expand our rifaximin intellectual property portfolio. Two additional patents relating to rifaximin - U.S. Patent No. 8,158,644 and U.S. Patent No. 8, 158,781 - issued by the U.S. Patent and Trademark Office in April provide further protection relating to a previously-issued patent that covers several physical states, or polymorphous forms, of rifaximin. These patents should provide protection until June 2024. Salix has an exclusive license to patents 8,158,644 and 8,158,781 from Alfa Wassermann S.p.A. to use, sell, have sold and import licensed rifaximin products, which the Company markets in the United States under the trade names XIFAXAN® (200mg) and XIFAXAN550™ (550mg). These two patents provide protection for all indications currently marketed and being assessed.

“On April 25, 2012 the FDA notified the Company that it requires additional time for review of the supplemental New Drug Application (sNDA) for RELISTOR (methylnaltrexone bromide) injection for subcutaneous use for the treatment of opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain and has extended the April 27, 2012 goal date by three months. The extended user fee goal date is July 27, 2012. We look forward to working with the FDA to complete the review of the NDA by the extended PDUFA goal date. RELISTOR is a peripherally acting mu-opioid receptor antagonist that counteracts the constipating effects of opioid pain medications in the gastrointestinal tract without affecting their ability to relieve pain. We believe RELISTOR, if approved, should be a welcomed option for physicians and their patients who experience the often debilitating gastrointestinal consequences of the use of opioid analgesics to manage chronic pain.

“On February 7, 2012 the FDA issued an action date of June 5, 2012 under PDUFA and granted Priority Review designation for the NDA for Crofelemer 125 mg tablets for the proposed indication of the control and symptomatic relief of diarrhea in patients with human immunodeficiency virus (HIV)/acquired immune deficiency syndrome (AIDS) on anti-retroviral therapy. The FDA recently notified the Company that it requires additional time for review of the New Drug Application (NDA) for Crofelemer 125 mg tablets and has extended the June 5, 2012 goal date by three months. The extended user fee goal date is September 5, 2012. We look forward to working with the FDA to complete the review of the NDA by the extended PDUFA goal date.

“On February 21, 2012 the Company initiated TARGET 3 - a Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for 14 days in subjects with irritable bowel syndrome with diarrhea who respond to an initial treatment course with rifaximin 550 mg TID for 14 days. We are working to enroll a number of subjects sufficient to randomize approximately 800 subjects (400 subjects per treatment group) into the double blind retreatment phase of the study. The study will be conducted in approximately 250 sites throughout the United States. The Company continues to anticipate that from study initiation it could take approximately 24 months to complete the trial, submit a response to the Complete Response Letter and secure a FDA decision regarding approvability.

“During the first quarter of 2012 the Company also continued to make progress in the development of oral RELISTOR, budesonide foam, the next generation formulation of rifaximin for potential additional indications and Lumacan. Detailed results of the 804-patient Phase 3 trial to evaluate the efficacy and safety of oral methylnaltrexone bromide for the treatment of opioid–induced constipation (OIC) in subjects with chronic, non–cancer pain are to be presented at Digestive Disease Week on May 22, 2012. The highly statistically significant results of this study constitute the basis of the New Drug Application the Company is targeting to submit to the FDA during the third quarter of 2012. We anticipate completing patient enrollment in our two budesonide foam Phase 3 trials by the end of 2012. In December 2011 we initiated a pharmacokinetic study to assist in the characterization of three prototype tablet formulations of rifaximin. The study progressed during the first quarter of 2012 and currently we intend to move forward with a suitable next generation rifaximin candidate or candidates with the initiation of a clinical trial by the end of 2012. Work continued to progress on the development of Lumacan formulation prototypes. We intend to test various formulation prototypes in the clinic during 2012. We believe that Lumacan, if approved, has the potential to significantly improve the earlier detection and diagnosis of colon cancer.

“As reflected in our revised 2012 selling, general and administrative expense guidance, over the next several months we intend to expand our selling capacity by increasing our GE-focused sales force from its current size of 160 sales representatives to 192 sales representatives. Additionally, over the past several quarters we have expanded our institutional sales force from 25 key account managers (KAMs) to its current size of 40 KAMs.

“The expanded 192-member sales force will continue to focus primarily on gastroenterologists, colorectal surgeons and hepatologists. One 96-member division of the GE sales force will promote XIFAXAN 550 for hepatic encephalopathy, RELISTOR and APRISO. The second 96-member division of the GE sales force will promote SOLESTA for fecal incontinence, XIFAXAN 550 for hepatic encephalopathy, MOVIPREP/OSMOPREP - our bowel cleansing products - and APRISO. The KAMs will promote XIFAXAN 550 for hepatic encephalopathy, RELISTOR and DEFLUX.

“Our core business is strong and growing. In the near term we believe we can generate $1 billion in revenue in 2013, assuming the July 27, 2012 approval of subcutaneous injection RELISTOR for OIC in chronic, non-cancer pain and excluding the potential XIFAXAN IBS indication. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term as they are commercialized. Additionally, the Company continues to actively pursue additional product opportunities to expand and broaden our product portfolio. We are extremely pleased with the success we have achieved to date and we believe the Company is well-positioned to continue to succeed in our mission of being the leading specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders.”

The Company will host a conference call at 5:00 p.m. ET, on Monday, May 7, 2012. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 756-4253 (U.S. and Canada) or (706) 902-2163 (international.) The telephone numbers to access the replay of the call are (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international). The access code for the replay is 71128117

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR® , Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Face book page and web site is not incorporated in our SEC filings.

###

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation; market acceptance for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31, 2012 (unaudited)	March 31, 2011 (unaudited)
Revenues:
Net product revenues	$171,133	$105,897

Costs and Expenses:
Cost of products sold	34,190	18,586
Amortization of product rights and intangible assets	11,345	2,237
Research and development	26,701	31,003
Selling, general and administrative	60,444	46,689

Total costs and expenses	132,680	98,515

Income from operations	38,453	7,382
Loss on extinguishment of debt	(14,369)	—
Interest expense	(8,814)	(7,855)
Interest and other income	3,893	824

Income before income tax	19,163	351
Income tax expense	9,210	73

Net Income	$9,953	$278

Income per share, basic	$0.17	$0.00

Income per share, diluted	$0.15	$0.03

Shares used in computing net income per share, basic	59,143	58,220

Shares used in computing net income per share, diluted	66,304	65,456

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the $10.0 million Lupin payment that occured in February 2011, the loss on extinguishment of debt and non-cash adjustments related to the repurchase of a portion of our 2028 Notes in March 2012, the difference between income taxes paid and income taxes expensed, and non-cash depreciation, amortization, stock-based compensation and convertible debt interest expenses that occured in the three-month periods ended March 31, 2012 and 2011, respectively. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended			Three Months Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2012	2012 - Non-GAAP Adjustments	2012- Non-GAAP as adjusted	2011	2011 - Non-GAAP Adjustments	2011 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$171,133	$—	$171,133	$105,897	$—	$105,897

Costs and Expenses:
Cost of products sold	34,190	—	34,190	18,586		18,586
Amortization of product rights and intangible assets	11,345	(11,345)	—	2,237	(2,237)	—
Research and development	26,701	(1,142)	25,559	31,003	(10,710)	20,293
Selling, general and administrative	60,444	(4,569)	55,875	46,689	(2,840)	43,849

Total costs and expenses	132,680	(17,056)	115,624	98,515	(15,787)	82,728

Income from operations	38,453	17,056	55,509	7,382	15,787	23,169
Loss on extinguishment of debt	(14,369)	14,369	—	—		—
Interest expense	(8,814)	5,234	(3,580)	(7,855)	4,660	(3,195)
Interest and other income	3,893	(3,666)	227	824	—	824

Income before income tax	19,163	32,993	52,156	351	20,447	20,798
Income tax expense	9,210	(1,744)	7,466	73	—	73

Net Income, as adjusted	$9,953	$34,737	$44,690	$278	$20,447	$20,725

Income per share, basic	$0.17	$0.59	$0.76	$0.00	$0.35	$0.36

Income per share, diluted	$0.15	$0.52	$0.67	$0.03	$0.31	$0.34

Shares used in computing net income per share, basic	59,143	59,143	59,143	58,220	58,220	58,220

Shares used in computing net income per share, diluted	66,304	66,304	66,304	65,456	65,456	65,456

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2012 (unaudited)	December 31, 2011 (audited)
Assets
Cash and cash equivalents	$665,867	$292,814
Accounts receivable, net	193,200	151,207
Inventory, net	56,817	49,205
Other assets	828,216	819,743

Total Assets	$1,744,100	$1,312,969

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$1,268,772	$763,332

Total liabilities	1,268,772	763,332

Common stock	58	59
Additional paid-in-capital	600,794	685,315
Other comprehensive loss	149	(111)
Accumulated deficit	(125,673)	(135,626)

Total stockholders’ equity	475,328	549,637

Total Liabilities and Stockholders’ Equity	$1,744,100	$1,312,969